UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 8, 2008

GOLD HORSE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-30311	22-3719165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 31 Tongdao South Road, Hohhot, Inner Mongolia, China	010030
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	86(471)339-7999

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 8, 2008 Inner Mongolia Jin Ma Construction Co., Ltd. (“Jin Ma Construction”) signed an agreement to form a joint venture with two development stage companies, Erlianhaote Hengyuan Wind Power Company, Ltd. (“Hengyuan”) and Inner Mongolia Inner Mongolia Tianwei Wind Power Equipment Company, Ltd. (“Tianwei”). Through various contractual arrangements with Jin Ma Construction, Gold Horse International, Inc. operates, controls and beneficially owns the construction business of Jin Ma Construction, together with its affiliated companies Inner Mongolia Jin Ma Real Estate Development Co., Ltd. and Inner Mongolia Jin Ma Hotel Co., Ltd.

Under the agreement, Jin Ma Construction is proposing to invest approximately $100 million (RMB 700 million) which will be used to construct a wind power plant and as capital to fund the construction of a manufacturing facility to build wind power generator modules to be used at the wind power plant. It is anticipated that Jin Ma Construction will own 60% of these new entities. Additional capital investments are intended to be made by all parties based upon a 60%/40% relationships.

Jin Ma Construction’s ability to proceed with the proposed joint venture is subject to its raising the capital necessary to fund the projects and the receipt of certain regulatory approvals.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.22	Investment Agreement between Inner Mongolian Jin Ma Construction Co., Ltd. , Erlianhot HengYuan Wind Power Co., Ltd. and Inner Mongolia TianWei Wind Energy Equipment Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD HORSE INTERNATIONAL, INC.

Date: June 9, 2008	By:	/s/ Liankuan Yang
Liankuan Yang,
Chief Executive Officer